Exhibit 3.1

PATTERSON-UTI ENERGY, INC.

CERTIFICATE OF ELIMINATION

OF THE

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

Pursuant to Section 151(g) of the General Corporation Law

of the State of Delaware

Patterson-UTI Energy, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1. Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s Board of Directors (the “Board”) adopted the following resolutions respecting the Company’s Series A Junior Participating Preferred Stock, which resolutions have not been amended or rescinded:

WHEREAS, on April 22, 2020, the Board adopted a resolution designating a series of 400,000 shares of Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock”); and

WHEREAS, the Board deems it advisable and in the best interest of the Company and its stockholders to eliminate the Series A Junior Participating Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Junior Participating Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designation of Series A Junior Participating Preferred Stock previously filed with respect to the Series A Junior Participating Preferred Stock (the “Certificate of Designation”);

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered, for and in the name and on behalf of the Company, to take any and all actions as such officers deem necessary, advisable and appropriate to eliminate the Series A Junior Participating Preferred Stock, including to execute and file, or cause to be executed and filed, a Certificate of Elimination of the Series A Junior Participating Preferred Stock (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware;

FURTHER RESOLVED, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Restated Certificate of Incorporation of the Company, as amended, all matters set forth in the Certificate of Designation with respect to the Series A Junior Participating Preferred Stock, and all of the shares that were designated as Series A Junior Participating Preferred Stock shall be returned to the status of preferred shares of the Company, without designation as to series; and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered, for and in the name and on behalf of the Company, to take or cause to be taken all such other actions and to execute, acknowledge, file and deliver all such other instruments as the officers, or any one or more of them, approve as necessary or desirable in order to carry out and perform the purposes and intent of the foregoing resolutions, the taking of such actions or execution of such instruments to be conclusive evidence of the necessity or desirability thereof.

2. In accordance with Section 151(g) of the DGCL, all matters set forth in the previously filed Certificate of Designations with respect to the Series A Junior Participating Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer this 1st day of September, 2023.

PATTERSON-UTI ENERGY, INC.

By:	/s/ C. Andrew Smith
Name: C. Andrew Smith
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Certificate of Elimination]